BOOZ ALLEN HAMILTON ANNOUNCES

THIRD QUARTER FISCAL 2012 RESULTS

Revenue increased 3.9 percent, to $1.44 billion

Adjusted EBITDA increased by 13.4 percent, to $120.1 million

Adjusted Diluted Earnings per Share increased by 48.1 percent, to 40 cents per share

Total backlog increased 11 percent, to $12.22 billion

First quarterly cash dividend declared – 9 cents per share, payable on February 29, 2012

McLean, Virginia; February 3, 2012 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the third quarter of its fiscal 2012 with revenue and earnings growth over the comparable prior year period. Booz Allen also reported backlog of $12.22 billion as of December 31, 2011, and the Company announced that its Board of Directors has declared a cash dividend in the amount of $0.09 per share. Booz Allen’s fiscal year runs from April 1 to March 31, with the third quarter of fiscal 2012 ending December 31, 2011.

Revenue in the third quarter of fiscal 2012 was $1.44 billion, compared with $1.39 billion in the prior year period, an increase of 3.9 percent. Booz Allen continued to grow revenue organically across all major markets.

Net income increased to $62.9 million from $23.6 million in the prior year period and Adjusted Net Income increased to $56.4 million from $35.2 million in the prior year period. Diluted Earnings per Share (EPS) and Adjusted Diluted EPS in the third quarter of fiscal 2012 were $0.44 and $0.40, respectively, compared with $0.18 and $0.27 in the prior year period.

On February 1, 2012, Booz Allen’s Board of Directors authorized and declared a cash dividend in the amount of $0.09 per share. The dividend is payable on February 29, 2012 to stockholders of record at the close of business on February 13, 2012. Booz Allen intends to begin payments of regular quarterly cash dividends; however, the actual declaration of any such future dividends and the establishment of the per share amount, record dates, and payment dates for any such future dividends are subject to the discretion of the Board taking into account future earnings, cash flows, financial requirements, and other factors.

Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said, “Our strong focus on helping government clients improve effectiveness and efficiency in their core missions drove Booz Allen’s continued revenue growth in our federal civil, defense, and intelligence markets during the third quarter of fiscal 2012, despite a challenging federal government environment. We have a large backlog of sold work, now totaling $12.22 billion, and we believe that we are well-positioned in growth areas such as cyber, health, finance, and intelligence-surveillance-reconnaissance. Additionally, we are growing – and investing for future growth – in the commercial and international markets that have opened to us since the expiration of our non-compete agreement on July 31, 2011.

“Booz Allen is committed to being out in front of market changes and opportunities, and aligning our business to help our clients and our firm be ready for what’s next. In the past month, we announced the new Booz Allen Cyber Solutions Network™ to bring clients advanced cyber capabilities. Internally, we have also taken important and difficult steps to reduce the size of our senior and middle management ranks, and take cost out of our infrastructure and overhead. Overall, during the month of January, we reduced our headcount by approximately 2 percent, which includes deeper cuts in the senior ranks. We believe these measures will better position Booz Allen for continued growth by making our cost structure more flexible and freeing up additional resources to invest in growth areas across government, commercial, and international markets.

“Our Board’s decision to initiate a dividend reflects its confidence in Booz Allen’s financial strength and growth potential as we have consistently generated and prudently managed cash for the long-term success of our business. This decision also demonstrates our commitment to create value for our current and future stockholders,” Shrader said.

Financial Review

Third Quarter 2012 – Booz Allen’s 3.9 percent increase in revenue in the third quarter of fiscal 2012 over the prior year period was a result of 5 percent growth in revenue derived from direct consulting staff labor and a 0.6 percent growth in billable expenses. The growth in revenue derived from direct consulting staff labor was primarily due to improved deployment of direct consulting staff, including the deployment of 300 net additional consulting staff, against funded backlog under existing contracts and funded backlog under new contracts in all markets as well as increased other direct costs.

In the third quarter of fiscal 2012, operating income increased to $98.2 million from $75.1 million in the prior year period and Adjusted Operating Income increased to $104.7 million from $92.3 million in the prior year period. The improvement in operating income was driven by continued growth in revenue, increased profitability resulting from decreases in incentive and stock-based compensation costs, and lower amortization of intangible assets. The profitability increases were partially offset by a significant investment in business development as well as unbillable staff compensation cost.

Adjusted EBITDA increased 13.4 percent to $120.1 million in the third quarter of fiscal 2012 compared with $105.9 million in the prior year period, for the reasons cited above that drove the corresponding increase in operating income.

Net income increased to $62.9 million from $23.6 million in the prior year period and Adjusted Net Income increased to $56.4 million from $35.2 million in the prior year period. The increase in net income was driven by the increase in operating income, as well as a decrease in interest expense as a result of Booz Allen’s debt refinancing in February 2011. In the third quarter of fiscal 2012, diluted EPS increased to $0.44 per share from $0.18 per share in the prior year period, while Adjusted Diluted EPS increased to $0.40 per share from $0.27 per share in the prior year period.

Free Cash Flow was $53.0 million in the third quarter of fiscal 2012, compared to $87.4 million in the prior year period. The primary driver of this change was higher federal taxes paid this fiscal year to date. The increase in federal taxes was partially offset by reduced interest expense. Booz Allen continued to generate cash through strong receivables collections as evidenced by an average Days Sales Outstanding (DSO) for the third quarter of fiscal 2012 of 69 days.

Total backlog as of December 31, 2011, was $12.22 billion, compared with $11.01 billion as of December 31, 2010, an increase of 11 percent. Funded backlog was $2.97 billion as of December 31, 2011, compared to $2.74 billion as of December 31, 2010, an increase of 8.4 percent. Unfunded backlog increased to $3.72 billion as of December 31, 2011, compared with $3.39 billion as of December 31, 2010, an increase of 9.7 percent. Priced options under existing and new contracts in the third quarter of fiscal 2012 increased by 13.3 percent compared to the prior year period.

Financial Outlook

In January 2012, Booz Allen took cost reduction actions to reduce certain personnel and infrastructure costs, which included a reduction in senior and administrative staff. As a result, Booz Allen anticipates incurring a restructuring charge of approximately $10 million to $14 million pretax in the fourth quarter of fiscal 2012 associated with one-time termination benefits that will be paid to departing employees. No amounts related to this cost restructuring have been included in the results for the third quarter of fiscal 2012.

Booz Allen continues to forecast revenue growth and margin improvements, and at this point we are forecasting year-over-year revenue growth for fiscal 2012 to be between 4.5 and 5.5 percent. For fiscal 2012, Booz Allen is narrowing its prior guidance for diluted EPS, which is expected to be in the range of $1.66 to $1.70 per share, and its guidance for Adjusted Diluted EPS, which is expected to be in the range of $1.58 to $1.62 per share.

Looking ahead to fiscal 2013, which begins on April 1, 2012, Booz Allen currently forecasts revenue growth and margin improvements to continue, despite the generally challenging business environment for government contractors. For both this year and fiscal 2013, there has been and will continue to be greater uncertainty in the second half of Booz Allen’s fiscal year, which coincides with the beginning of a new government fiscal year. The Company’s initial forecast is for top-line growth in fiscal year 2013 to be in the low-to-mid single digits, diluted EPS to be in the range of $1.62 to $1.72, and Adjusted Diluted EPS on the order of $1.71 to $1.81 per share. Overall, Booz Allen’s EPS outlook reflects expectations that bottom-line performance will continue to benefit from low interest expense on the Company’s existing debt and an improvement in operating margins.

These EPS estimates are based on fiscal 2013 estimated average diluted shares outstanding of approximately 145.4 million shares.

Conference Call Information

Booz Allen will host a conference call at 8:00 a.m. EST on Friday, February 3, 2012, to discuss the financial results for its third quarter of fiscal 2012. Analysts and institutional investors may participate on the call by dialing 866-713-8562 (international 617-597-5310) and entering passcode 69137070. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at www.boozallen.com. A replay of the conference call will be available online at www.boozallen.com beginning at 10:00 a.m. EST on February 3, 2012, and continuing until March 6, 2012. The replay will also be available by telephone at 888-286-8010 (international 617-801-6888) with the passcode 37127428.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 25,000 people, and had revenue of $5.59 billion for the fiscal year ended March 31, 2011 (NYSE: BAH).

CONTACT: Media Relations – Marie Lerch 703-902-5559; James Fisher 703-377-7595 Investor Relations – Curt Riggle 703-377-5332.

Non-GAAP Financial Information

“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to

Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 6 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2012 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward Looking Statements

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.

These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These risks and other factors include: cost cutting and efficiency initiatives and other efforts to reduce U.S. government spending, which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations or related changes in the pattern or timing of government funding and spending; any issue that compromises our relationships with the U.S. government or damages our professional reputation; changes in U.S. government spending and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors’ protests of major contract awards received by us; the loss of General Services Administration Multiple Award Schedule Contracts, or GSA schedules, or our position as prime contractor on Government-wide acquisition contract vehicles; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances;

an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to effectively and timely utilize our employees and professionals; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; an inability to utilize existing or future tax benefits, including those related to our Net Operating Losses and stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10K, filed with the SEC on June 8, 2011.

All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits:

Exhibit 1:	Condensed Consolidated Statements of Operations
Exhibit 2:	Condensed Consolidated Statements of Comprehensive Income
Exhibit 3:	Condensed Consolidated Balance Sheets
Exhibit 4:	Condensed Consolidated Statements of Cash Flows
Exhibit 5:	Basic and Diluted Earnings Per Share Calculations
Exhibit 6:	Non-GAAP Financial Information
Exhibit 7:	Operating Data

Exhibit 1

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except per share data)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Revenue	$1,442,718	$1,389,176	$4,318,598	$4,098,319
Operating costs and expenses:
Cost of revenue	729,977	718,574	2,172,450	2,094,232
Billable expenses	370,540	368,472	1,143,641	1,084,001
General and administrative expenses	224,483	206,203	656,608	624,533
Depreciation and amortization	19,530	20,796	55,924	59,768

Total operating costs and expenses	1,344,530	1,314,045	4,028,623	3,862,534

Operating income	98,188	75,131	289,975	235,785

Interest expense	(12,035)	(34,532)	(36,523)	(113,715)
Other, net	238	(18,656)	3,847	(25,766)

Income before income taxes	86,391	21,943	257,299	96,304
Income tax expense	23,531	(1,695)	67,971	29,680

Net income	$62,860	$23,638	$189,328	$66,624

Earnings per common share:
Basic	$0.48	$0.20	$1.46	$0.60

Diluted	$0.44	$0.18	$1.34	$0.54

Exhibit 2

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net income	$62,860	$23,638	$189,328	$66,624
Actuarial gain related to employee benefits, net of taxes	106	82	321	246

Comprehensive income	$62,966	$23,720	$189,649	$66,870

Exhibit 3

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	December 31, 2011	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$405,027	$192,631
Accounts receivable, net of allowance	1,065,056	1,111,004
Prepaid expenses and other current assets	67,612	62,014

Total current assets	1,537,695	1,365,649

Property and equipment (less accumulated depreciation of $179.8 million and $138.1 million at December 31, 2011 and March 31, 2011, respectively)	195,277	173,430
Intangible assets, net	227,925	240,238
Goodwill	1,188,115	1,163,549
Other long-term assets	58,337	81,157

Total assets	$3,207,349	$3,024,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$39,375	$30,000
Accounts payable and other accrued expenses	377,798	406,310
Accrued compensation and benefits	392,905	396,996
Other current liabilities	27,382	32,829

Total current liabilities	837,460	866,135

Long-term debt, net of current portion	933,279	964,328
Income tax reserve	55,170	90,474
Other long-term liabilities	239,170	195,836

Total liabilities	2,065,079	2,116,773

Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 128,448,950 shares at December 31, 2011 and 122,784,835 shares at March 31, 2011; outstanding, 128,115,175 shares at December 31, 2011 and 122,784,835 shares at March 31, 2011	1,284	1,227
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 2,625,290 shares at December 31, 2011 and 3,053,130 shares at March 31, 2011	26	31
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 1,533,020 shares at December 31, 2011 and 2,028,270 shares at March 31, 2011	15	20
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 10,140,067 shares at December 31, 2011 and 12,348,860 shares at March 31, 2011	30	37
Treasury stock, at cost — 333,775 shares at December 31, 2011 and 0 shares at March 31, 2011	(5,377)	—
Additional paid-in capital	890,766	840,058
Retained earnings	260,658	71,330
Accumulated other comprehensive loss	(5,132)	(5,453)

Total stockholders’ equity	1,142,270	907,250

Total liabilities and stockholders’ equity	$3,207,349	$3,024,023

Exhibit 4

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended December 31,
(Amounts in thousands)	2011	2010
	(Unaudited)

Cash flows from operating activities
Net income	$189,328	$66,624
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of state and local transportation business	(4,082)	—
Transaction costs on sale of state and local transportation business	(5,432)	—
Depreciation and amortization	55,924	59,768
Amortization of debt issuance costs	3,602	18,233
Amortization of original issuance discount on debt	826	4,934
Excess tax benefits from the exercise of stock options	(16,397)	(15,974)
Stock-based compensation expense	24,448	39,203

Changes in assets and liabilities:
Accounts receivable, net	37,534	6,649
Prepaid expenses and other current assets	9,796	(17,206)
Other long-term assets	19,232	32,256
Accrued compensation and benefits	(254)	25,256
Accounts payable and other accrued expenses	(25,695)	7,956
Accrued interest	5,698	6,276
Income tax reserve	(35,304)	(10,071)
Other current liabilities	(4,457)	9,217
Other long-term liabilities	(2,748)	47,684

Net cash provided by operating activities	252,019	280,805

Cash flows from investing activities
Purchases of property and equipment	(65,558)	(61,433)
Escrow payments	—	1,384
Proceeds from sale of state and local transportation business	23,332	—

Net cash used in investing activities	(42,226)	(60,049)

Cash flows from financing activities
Net proceeds from issuance of common stock	6,821	252,728
Repayment of debt	(22,500)	(344,311)
Excess tax benefits from the exercise of stock options	16,397	15,974
Stock option exercises	7,262	4,790
Repurchases of common stock	(5,377)	—

Net cash provided by (used in) financing activities	2,603	(70,819)

Net increase in cash and cash equivalents	212,396	149,937
Cash and cash equivalents — beginning of period	192,631	307,835

Cash and cash equivalents — end of period	$405,027	$457,772

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$26,394	$99,667

Income taxes, net	$69,224	$5,462

Exhibit 5

Booz Allen Hamilton Holding Corporation

Basic and Diluted Earnings Per Share Calculations

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share and per share data)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Earnings for basic and diluted computations	$62,860	$23,638	$189,328	$66,624
Adjusted earnings for basic and diluted computations (Non-GAAP)	$56,402	$35,164	$164,993	$106,972

Total weighted-average common shares outstanding for basic computations	131,479,857	118,804,903	129,973,332	111,119,975
Average number of common shares outstanding for diluted computations	141,799,725	131,215,531	140,996,611	124,127,179

Earnings per common share
Basic	$0.48	$0.20	$1.46	$0.60

Diluted	$0.44	$0.18	$1.34	$0.54

Adjusted earnings per common share (Non-GAAP)
Basic	$0.43	$0.30	$1.27	$0.96

Diluted	$0.40	$0.27	$1.17	$0.86

Exhibit 6

Booz Allen Hamilton Holding Corporation

Non-GAAP Financial Information

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share and per share data)	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Adjusted Operating Income
Operating Income	$98,188	$75,131	$289,975	$235,785
Certain stock-based compensation expense (a)	2,418	10,016	11,589	33,131
Amortization of intangible assets (b)	4,091	7,161	12,273	21,480
Transaction expenses (c)	—	—	—	135

Adjusted Operating Income	$104,697	$92,308	$313,837	$290,531

EBITDA & Adjusted EBITDA
Net income	$62,860	$23,638	$189,328	$66,624
Income tax expense	23,531	(1,695)	67,971	29,680
Interest and other, net	11,797	53,188	32,676	139,481
Depreciation and amortization	19,530	20,796	55,924	59,768

EBITDA	117,718	95,927	345,899	295,553
Certain stock-based compensation expense (a)	2,418	10,016	11,589	33,131
Transaction expenses (c)	—	—	—	135

Adjusted EBITDA	$120,136	$105,943	$357,488	$328,819

Adjusted Net Income
Net income	$62,860	$23,638	$189,328	$66,624
Certain stock-based compensation expense (a)	2,418	10,016	11,589	33,131
Transaction expenses (c)	—	7,288	—	9,973
Amortization of intangible assets (b)	4,091	7,161	12,273	21,480
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,202	13,021	3,602	20,939
Net gain on sale of state and local transportation business (d)	—	—	(5,681)	—
Release of income tax reserves (e)	(11,085)	(10,966)	(35,133)	(10,966)
Adjustments for tax effect (f)	(3,084)	(14,994)	(10,985)	(34,209)

Adjusted Net Income	$56,402	$35,164	$164,993	$106,972

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	141,799,725	131,215,531	140,996,611	124,127,179

Adjusted Net Income Per Diluted Share	$0.40	$0.27	$1.17	$0.86

Free Cash Flow
Net cash provided by operating activities	$74,902	$109,920	$252,019	$280,805
Less: Purchases of property and equipment	(21,918)	(22,476)	(65,558)	(61,433)

Free Cash Flow	$52,984	$87,444	$186,461	$219,372

(a)	Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the acquisition of our Company by The Carlyle Group described in our Annual Report. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the acquisition under the Equity Incentive Plan.
(b)	Reflects amortization of intangible assets resulting from the acquisition described in our Annual Report.
(c)	Three and nine months ended December 31, 2010 reflects certain external administrative and other expenses incurred in connection with the initial public offering.
(d)	Nine months ended December 31, 2011 reflects the gain on sale of our state and local transportation business, net of the associated tax benefit of $1.6 million.
(e)	Three and nine months ended December 31, 2011 and 2010 reflects the release of income tax reserves, net of taxes.
(f)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

Exhibit 7

Booz Allen Hamilton Holding Corporation

Operating Data

	As of December 31,
(Amounts in millions)	2011	2010

Backlog
Funded	$2,971	$2,740
Unfunded (1)	3,717	3,388
Priced Options (2)	5,527	4,877

Total Backlog	$12,215	$11,005

(1)	Incorporates a reduction, estimated by management, to the revenue value of orders for services under two existing single award ID/IQ contracts, based on an established pattern of funding under these contracts by the U.S. government.
(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of December 31,
	2011	2010

Headcount
Total Headcount	25,825	25,327
Consulting Staff Headcount	23,255	22,969

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010

Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	54%	50%	54%	51%
Time-and-Materials	31%	34%	31%	35%
Fixed-Price (4)	15%	16%	15%	14%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.
(4)	Includes fixed-price level of effort contracts.

	Three Months Ended December 31, 2011	Three Months Ended March 31, 2011
Days Sales Outstanding *	69	68

*	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.